Exhibit 99.1

From: Rakesh Sachdev, President & CEO	For questions, contact:
Kirk A. Richter, Vice President,
Treasurer and Interim CFO
(314) 286-8004

FOR IMMEDIATE RELEASE

SIGMA-ALDRICH (NASDAQ: SIAL) ANNOUNCES APPOINTMENT OF JAN BERTSCH

AS EXECUTIVE VICE PRESIDENT AND CFO

ST. LOUIS, MO, February 23, 2012 — Sigma-Aldrich is pleased to announce the appointment of Jan Bertsch (age 55) as Executive Vice President and Chief Financial Officer (CFO) effective March 5, 2012.

Prior to her appointment at Sigma-Aldrich, Ms. Bertsch was employed by BorgWarner, most recently as Vice President, Controller and Principal Accounting Officer, having previously served as Vice President and Treasurer. Prior to her employment with BorgWarner, Ms. Bertsch served as Senior Vice President, Chief Information Officer and Treasurer of Chrysler LLC, and in a variety of finance and operations roles, including international assignments in China and Mexico, with Ford Motor Company. Her experience includes financial reporting, treasury and capital markets activity, investor relations, M&A, head of global IT and serving as a strategic partner in the various businesses she has been affiliated with. During her tenure with Ford Motor Company, Bertsch served in Shanghai, China as Treasurer for all China operations for three years. Ms. Bertsch earned a Masters Degree in Business Administration from Eastern Michigan University and a Bachelors Degree with a Finance major from Wayne State University. She has served on numerous corporate advisory boards, university leadership boards and as a director for many non-profit organizations.

President and CEO Rakesh Sachdev said, “We are very pleased to be able to add such a talented and experienced professional as Jan to the Sigma-Aldrich management team. Her broad background in finance and operations together with her global experience makes her an ideal addition to our Company as we continue to enhance our leadership position in the life science and high technology marketplace. Jan has over three decades of progressive leadership assignments with an impressive track record of success, demonstrating strong leadership, innovative thinking and operational improvement. I’m excited to begin working with Jan to drive our growth and operational excellence strategies and build shareholder value.”

Kirk Richter, who served as Interim CFO since November 2010, will continue as Vice President and Treasurer.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company whose biochemical, organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and industry. The Company operates in 40 countries and has nearly 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its website, at www.sigma-aldrich.com.